                                                                     EXHIBIT 5.1




                                             April 14, 1999



Litchfield Financial Corporation
430 Main Street
Williamstown, MA 01267


         Re: Litchfield Financial Corporation
             --------------------------------


Ladies and Gentlemen:

         We have acted as counsel for Litchfield Financial Corporation, a Massachusetts corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement"), filed by Litchfield Capital Trust I and Litchfield Capital Trust II, each a statutory business trust created under the laws of the State of Delaware (the "Trusts"), and the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on April 14, 1999, relating to the proposed issuance and sale from time to time of up to
(i) $100,000,000 aggregate principal amount of the Company's Junior Subordinated Debt Securities (the "Debt Securities"), each series of which will be issued pursuant to a Junior Subordinated Indenture (the "Indenture") to be entered into between the Company and The Bank of New York, as Trustee, as such Indenture will be supplemented, in connection with the issuance of each such series, by a supplemental indenture creating such series (each, a "Supplemental Indenture"),
(ii) $100,000,000 aggregate liquidation amount of preferred securities of the Trusts (the "Preferred Securities") and (iii) the Company's guarantees with respect to the Preferred Securities (each, a "Guarantee" and, collectively, the "Guarantees"), each of which Guarantees will be issued pursuant to a guarantee agreement between the Company and The Bank of New York as Trustee thereunder (each, a "Guarantee Agreement" and, collectively, the "Guarantee Agreements"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

         As such counsel, we have examined, among other things, originals or copies identified to our satisfaction as being true copies of the originals of the following documents:

         (a) Charter Documents of the Company and its subsidiaries and all amendments thereto;

Litchfield Financial Corporation
April 14, 1999
Page 2

         (b) By-Laws of the Company and its subsidiaries as amended and now in effect;

         (c) forms (filed as exhibits to the Registration Statement) of the Indenture and the Guarantee Agreements (the "Documents");

         (d)      minute books of the Company as furnished to us by the Company,

         (e) certificates of public officials and of representatives of the Company; and

         (f)      statutes and other instruments or documents.

         In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that each of the parties to the Documents other than the Company has all requisite power and authority to enter into and perform its respective obligations in connection with the transactions described in the Documents to which it is a party.

         Based upon the foregoing, and based on the qualifications hereinafter set forth, and after giving consideration to such other legal matters as we deem necessary, it is our opinion that:

         1. With respect to a series of Debt Securities, when (i) the Indenture and the Supplemental Indenture relating to such series of Debt Securities have been duly authorized and validly executed and delivered by each of the parties thereto; (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (iii) the Board of Directors of the Company (the "Board") has taken all necessary corporate action to approve and establish the terms of such series of Debt Securities, to approve the issuance thereof and the terms of the offering thereof and related matters; and (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Supplemental Indenture relating to such series of Debt Securities and the provisions of the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided for therein, such Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) public policy considerations of court decisions which may limit the rights of any party to obtain certain remedies and to indemnification, including indemnification for tortious or criminal acts or violations of law.

Litchfield Financial Corporation
April 14, 1999
Page 3


         2. With respect to a Guarantee to be issued pursuant to the applicable Guarantee Agreement, when (i) such Guarantee Agreement has been duly authorized, validly executed and delivered by each of the parties thereto, (ii) such Guarantee Agreement has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Board has taken all necessary corporate action to approve the issuance thereof and the terms of the offering thereof and related matters; such Guarantee will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) public policy considerations or court decisions which may limit the rights of any party to obtain certain remedies and to indemnification, including indemnification for tortious or criminal acts or violations of law.

         At your request, this opinion is being furnished to you for filing as
Exhibit 5.1 to the Registration Statement. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.




                                        Very truly yours,


                                        /s/ Hutchins, Wheeler & Dittmar
                                        HUTCHINS, WHEELER & DITTMAR
                                        A Professional Corporation